TERMINATION AND EMPLOYMENT AGREEMENT AND RELEASE


         This Termination and Employment Agreement and Release ("Agreement"), is made and entered into as of the Effective Date, as defined herein, by and between John Imle ("Employee"), Union Oil Company of California ("Company") and Unocal Corporation ("Unocal"). The Company and Unocal are sometimes referred to herein jointly as "Companies".

         WHEREAS, Employee (i) presently serves as a director of each of Companies, (ii) is Vice Chairman of Unocal, and (iii) is an employee of Company.

         WHEREAS, effective as of December 31, 1999, Employee hereby resigns his positions as a director of the Companies.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other valuable consideration, the sufficiency of which is hereby acknowledged, Companies and Employee agree as follows:

          1. Termination of Employment. In the best interests of the Company and its shareholders, upon execution of this agreement, the Companies hereby terminate Employee from all of his current employment-related positions with the Companies, effective as of December 31, 1999. Employee shall be on vacation from October 15, 1999 through December 31, 1999. Employee shall receive a cash payment for all accrued but not taken vacation determined as of January 2, 2000 - such payment, less Applicable Withholding, to be made by January 15, 2000.

          2.   Services to be Rendered by Employee On and After Effective Date.

               (a)  Term of Employment.

               Employee shall be employed by the Companies continuously as a Consulting Employee, commencing January 2, 2000 and continuing through March 31, 2001. Such employment may be terminated earlier, provided that such termination shall be exclusively in accordance with Section 9(2) of this Agreement.

               (b) Duties to be Performed.

               Employee shall make himself available during regular business hours at Employee's reasonable convenience to perform telephonic consultation on matters not involving Confidential Information of the Companies, provided that such telephonic consultation shall not be required of Employee at times which interfere with Employee's ability to conduct employment or business activities and in any case not more than 80 hours per month. In addition, Employee shall make himself available during regular business hours to provide testimony in litigation to which any of the Companies is a party, but such time shall reduce his obligation under the preceding sentence (unless Employee is otherwise compelled by judicial process).

               (c) Non-Exclusive Employment.

               Employee may, without restrictions as to time, place or nature of undertaking, perform services for others during the term of employment described in Section 2(a) as long as such services do not compromise Employee's obligations under Sections 6 or 7 of this Agreement or are not with respect to the oil and gas exploration and production business in a country in which the Companies are currently conducting significant oil and gas exploration or production activities or are currently in negotiations with respect to such activities. Following execution of this Agreement, and the Effective Date of same, and during the term of employment described in Section 2(a), Employee agrees to inform Companies in writing within 10 days of commencing other employment, consulting assignments or any other position for which he receives compensation for his services.
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               (d) Expense Reimbursement.

               Company will reimburse Employee for all reasonable and documented travel and out-of-pocket expenses incurred by Employee while traveling on behalf of Company when such travel or expenses have been authorized by Company.

          3. Compensation.

               (a) Salary.

               During the period January 1, 2000 through December 31, 2000 term of employment described in Section 2(a), and in consideration of Employee services as a Consulting Employee and his agreement to the restrictions on other employment set forth in Section 2(c), Employee shall receive a salary, payable in semi-monthly installments, of $525,000 less Applicable Withholding. Employee shall receive the sum of $65,625 less Applicable Withholding for the term of employment for January 1, 2001 through March 31, 2001, payable in semi-monthly installments. Employee shall not accrue any vacation pay for the period of his status as a Consulting Employee.

               (b) Revised Incentive Compensation Plan.

               Employee shall receive distribution of the cash portion of deferred RICP awards made with respect to years prior to 1999 in accordance with his existing deferral elections on a 100% vested and non-forfeitable basis. Employee shall receive an RICP award for calendar year 1999 equal to that which he would have received had the Companies not terminated his employment under Section 1. Employee's "target award" 50% (fifty percent) of base annual salary shall be adjusted only for the Company's performance. With respect to such adjustments, Employee shall be treated at least as well as employees at or above his salary grade level. There shall be no adjustment, neither increase nor decrease for Employee's individual performance. If the RICP is interpreted, modified, amended or terminated, or the Management Development and Compensation Committee ("Committee") thereunder acts, in a manner which would result in the foregoing award (after having been rendered in a manner that is non-discriminatory relative to Employee) being reduced, Employee shall receive a bonus, less Applicable Withholding, in the amount of such reduction, payable at the time the RICP award is payable, or would have been payable.

               (c) Long Term Incentive Plans of 1991 and 1998.

               (1) Performance Shares.

               The parties acknowledge and agree that Employee has been awarded, under the LTIP, with respect to the Performance Cycles set forth in Column A below, the number of Performance Shares appearing to the right of each Performance Cycle in Column B below, and that under the terms of the LTIP, such Performance Share awards will be pro-rated as set forth in Column C below, assuming Employee's employment continues through March 31, 2001:

                               A.            B.              C.
                           Performance   Performance      Proration
                                Cycle    Share Award       Amount

                           1996-1999         9400           9400
                           1997-2000         7000           7000
                           1998-2001         7700           6256
                           1999-2002         9000           5063

               The Companies agree that payout of the above referenced awards shall be "at the convenience of the Company" for purposes of said plans and the equivalent section of the Employee's LTIP agreements. Accordingly, the Companies shall cause the LTIP Committee to make Performance Share payments to Employee based on the Awards described in Column B above following the

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
               close of each Performance Cycle (in the form and at the time such awards are generally paid) subject only to the following LTIP variables:

                    (a) Pro-ration for service under Section 8(d)(I) of the LTIP shall be as described in Column C above for termination of employment on March 31, 2001; in the event of an earlier termination of the term of employment described in Section 2(a), the date of such termination shall not be earlier than the Effective Date and the pro-ration shall be based on the principles used to derive Column C above.

                    (b) The original Performance Share award shall be subject to variation in accordance with Section 8(b) of the LTIP and the "Peer Group Companies" relative performance fraction contemplated by the LTIP agreement.

                    (c) The price of Stock under the LTIP at the end of the Performance Cycle.

                    (d) LTIP Rights Vested; No Further Awards. The termination of the term of Employee's employment under Section 2 by reason of Section 8(b) shall not modify Employee's rights under this Section 3(c). Employee shall not be eligible for any additional grants under the Long Term Incentive Plan of 1998 after the Effective Date.

               (2)  Stock Options.

               The parties acknowledge and agree that Employee has been awarded, under the LTIP, Option Grants dated as set forth in Column A below, the number of non-qualified stock options appearing to the right of each Option grant in Column B below, exercisable at the applicable strike price set forth in Column C below and that under the terms of the Option Grants, such Option Grants become exercisable in accordance with the terms increments over the 3 years following the Option Grant date and will therefore be exercisable in the numbers set forth in Column D below, assuming Employee's employment continues through March 31, 2001:

                           A.                 B.            C.           D.
                                                                       Options
                                             Number                   xercisable
                           Option             of          Strike         on
                           Grants           Options       Price       03/31/2001

                           01/28/91         16,521       $24.3125        16,521
                           03/30/92         27,164       $20.9375        27,164
                           03/29/93         25,466       $29.6875        25,466
                           03/28/94         30,512       $26.3750        30,512
                           03/27/95         30,000       $28.5000        30,000
                           03/25/96         28,600       $32.8125        28,600
                           03/24/97         29,800       $38.8125        29,800

               Companies agree that the exercisable options described in Column D are vested and non-forfeitable and shall be exercisable by Employee without restriction until the earlier of (I) the tenth anniversary of the grant or (ii) the third anniversary of the termination of the term of Employee's employment under Section 2(a).

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
               (3) Restricted Shares.

               The parties acknowledge and agree that Employee has 14,932 shares of Restricted Stock resulting from his deferral of a portion of RICP awards, as of the effective date. Notwithstanding any other provisions of this Agreement, such Restricted Stock shall be 100% vested and non-forfeitable, and distributed to Employee without restriction, on the earlier of the termination of the term of employment described in Section 2(a) or March 31, 2001. Notwithstanding any other provisions of this Agreement, such Restricted Stock shall be 100% vested and non-forfeitable, and distributed to Employee without restriction, on the earlier of the termination of the restrictions thereunder or April 6, 2001.

               (4) Performance Stock Options.

               Employee will continue to "time vest" in his Performance Stock Options. Employee was granted 400,000 Performance Stock Options in 1998 and such options will be 100% vested and non-forfeitable if he remains an employee until March 31, 2001 and will be subject to pro rata vesting in the event of earlier termination of employment. The options remain subject to the terms of the plan, including satisfaction of the performance requirements necessary for them to become exercisable.

               In the event that Employee's Performance Stock Options fail to become exercisable solely because the performance requirements necessary for them to become exercisable have not been met, the Companies shall pay to Employee not later than April 6, 2001 a lump sum cash settlement amount determined in accordance with the terms of the Unocal Retirement Plan equal to the benefit accruals that would have occurred in the aggregate under the Unocal Retirement Plan and the Non-Qualified Retirement Plans had Employee continued employment for three (3) additional years beyond the date of his termination. Said three (3) year period shall be reduced by the amount of any service recognized by said plans for the period of January 1, 2001 through March 31, 2001 and using "includable compensation" currently as used in the Unocal Retirement Plan with respect to Employee as of March 31, 2001. "Includable Compensation" for purposes of the Non-Qualified Retirement Plan shall not be subject to any Internal Revenue Code limitations.


               (d) Benefits.

               (1) Participation After Effective Date.

               On and after the Effective Date, and during the term of Employee's employment under Section 2(a) above, Employee shall be entitled to participate in all Benefit Plans and fringe benefit and payroll practices of Unocal on the same terms and conditions as would be applicable were Employee serving, during the term of employment described in Section 2(a), in good standing and receiving as compensation the amounts described in Sections 3(a), 3(b), 3(c) and 3(d) of this Agreement. For purposes of the preceding sentence, "terms and conditions" includes Employee making required elections, and Employee's paying generally applicable employee contributions required by a Benefit Plan to obtain one or more benefits under the Benefit Plan. If, for any reason, Employee does not receive, pursuant to a Benefit Plan, at the time required by such Benefit Plan, all or any portion of the benefit under such Benefit Plan as contemplated by this Section 3(d), the Companies shall be jointly and severally obligated to provide the Employee the After Tax Equivalent of the benefit not then received by the Employee pursuant to the Benefit Plan. The parties agree that the rights and obligations created under the preceding sentence are contractual rights and obligations between Employee and the Companies under the law of California, and not rights and obligations under a Benefit Plan.

               (a) Without limiting the foregoing Section 3(a)(1), Employee shall continue to accrue Benefit Service under Unocal's defined benefit and defined contribution plans under which he is currently covered. Any amendment to the Unocal Retirement Plan or any of the Non-Qualified Retirement Plans which would adversely affect the Employee's benefit thereunder shall be of no force and effect with respect to the Employee except where such amendment also adversely affects the benefit with respect to the Company's most senior executives in a substantially identical manner.


               (b) Retiree Health Benefits.

               Companies hereby acknowledge and agree that Employee shall continue to be eligible, during all periods following the termination of his employment under Section 2(a), to participate in those Benefit Plans providing post-retirement health benefits in accordance with the terms thereof as applicable to similarly situated former employees.

               (c) Financial Counseling.

               Employee shall remain eligible for financial counseling services through December 31, 2001.

          4. Severance Payment

               Employee shall receive payments in accordance with the terms set forth in Appendix A hereto. The Company's obligations under this
               Section 4, as set forth in Appendix A hereto shall survive the termination of this Agreement, whether pursuant to Section 9 hereof or otherwise. This payment shall be made as early as practical in the calendar year 2000 following the completion of the RICP calculation in respect of the 1999 calendar year.


          5. Retirement Plans

               (a) Qualified Plan. Not later than 30 days following Company's receipt of all required and properly completed forms, the Companies shall pay (or cause to be paid) to Employee a lump sum amount in cash equal to the present value of Employee's accrued benefit under the Unocal Retirement Plan accrued through March 31, 2001 (assuming Employee's employment through March 31, 2001.)

               (b) Non-Qualified Plans. Not later than 30 days following Company's receipt of all required and properly completed forms, the Companies shall pay to Employee a lump sum amount in cash equal to the present value of Employee's accrued benefit under the Non-Qualified Retirement Plans accrued through March 31, 2001 (assuming Employee's employment through March 31, 2001).

               (c) Certain Assumptions. For purposes of calculating the benefits payable under Sections 5(a) and (b) above, [in addition to the assumptions set forth on Exhibit A hereto,] the Companies shall
               (1) credit Employee with 60 years, 4 months of age and 37 years, 10 months service (provided that if Employee's employment terminates prior to March 31, 2001 the Companies shall be entitled to a reduction in such age and service assumptions on a month-for-month basis), (ii) use Employee's "includible compensation" in effect as of March 31, 2001, (iii) take into account any increases in IRC section 415 limits taking effect as of or prior to March 31, 2001, and (iv) take into account any changes in the terms of the Unocal Retirement Plan taking effect as of or prior to March 31, 2001 that would result in a greater benefit becoming payable to employee, to the extent allowable by law and applicable regulations.

          6. Confidential Information.

               Employee acknowledges that in the course of carrying out his responsibilities to Companies, he has had fiduciary responsibilities to Companies and has had access to and has been entrusted with the confidential and proprietary information and trade secrets of Companies including, without limitation, information not previously disclosed to the public regarding current and projected revenues, expenses, costs, profit margins and any other financial and budgeting information; marketing and distribution plans and practices; manufacturing processes, formulae, methods and facilities; research and development; business plans, opportunities, projects and any other business and corporate strategies; product information including reserves, exploration and research; terms of contracts and other arrangements with customers suppliers, agents and employees of Companies; confidential and sensitive information of record regarding other employees (other than Employee's personal opinions), including information with respect to their job descriptions, documented performance strengths and weaknesses, and compensation; and other information not generally known regarding the business, affairs and plans of Companies (collectively, the "Confidential Information"). Employee acknowledges that the unauthorized use or disclosure of Confidential Information would be detrimental to Companies and would reasonably be anticipated to materially impair Companies' value. Employee acknowledges and agrees that such Confidential Information is the exclusive property of Companies and that he shall not at any time, without the prior written consent of an authorized officer of Unocal either during his employment by Companies or after the termination of that employment, directly or indirectly use for himself or others, or disclose to others, any Confidential Information. The foregoing shall not apply to information which either (I) is known to Employee other than as a result of work performed for Companies and from some authorized source other than Companies, (ii) is or becomes part of the public  domain,  other  than by  Employee's  direct  or  indirect disclosure, or (iii) consists of explanations of his work experience that are reasonably necessary to interview for employment. Employee's obligations under this paragraph shall survive termination of his employment as described in Section 2(a) for a period of two years from such termination. Employee represents he has made available to Companies all of his files and materials taken from his Unocal office, and Companies have had an opportunity to inspect same, and Companies acknowledge that such files and materials contain no Confidential Information.

          7. Change of Control.

               Employee agrees that during the period commencing on the Effective Date and ended two years after the termination of Employee's employment as described in Section 2(a). Employee will not directly or indirectly participate in or assist any person or entity in activities designed to effectuate, or reasonably likely to result in, a change in control of Unocal or other extraordinary transaction involving Unocal. The foregoing sentence shall not be interpreted as preventing Employee from holding a position with an employer where Employee is "walled off" from any activity prohibited to Employee under this Section. Without limiting the generality of the preceding sentence, activities prohibited by this paragraph 7 include activities designed to effectuate, or reasonably likely to result in (I) a merger or consolidation involving Unocal, (ii) a sale or other disposition of all, or a substantial portion of, Unocal's assets,
               (iii) any transaction that would require a vote of Unocal's stockholders under Unocal's Certificate of Incorporation or bylaws or under applicable law, (iv) any person or entity (individually or as a group within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended)  becoming  the  beneficial  owner  of 15% or more of the combined voting owner of Unocal's then-outstanding equity securities or (v) a change in the composition of Unocal's Board of Directors such than, during any period of two consecutive calendar years, Continuing Directors (as defined below) cease, for any reason, to constitute at least a majority of the Board of Directors at the beginning of the applicable two year period together with new directors whose election by the stockholders was approved by a vote of at least two-thirds

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
               of the directors than in office who either were directors at the beginning of the applicable two-year period or whose election was previously approved. Employee acknowledges and agrees that in light of Employee's position and history with Companies and their affiliates and the circumstances as they exist as of the Effective Date of this Agreement, it would be impossible for Employee to engage in any of the activities prohibited by this paragraph 7 without making use of Confidential Information, and the prohibitions contained in this paragraph 7 are reasonable.

          8. Remedies:

               (1) Damages.

               The parties agree that the damages according to proof shall be the remedy at law for breaches hereunder. However, the Companies shall not be entitled to withhold any payment or portion thereof provided under Section 3 as an alleged offset against any such claim of damages by the Companies unless (i) Companies have submitted the issue to arbitration under Section 8 by written notice given in accordance with the procedures thereunder on or before September 14, 1998 and (ii) after a full evidentiary hearing, the arbitrator determines that the Companies have such a right of offset as a matter of law and that there has been a material breach by Employee of Section 7 hereof.

               (2) Companies' Equitable Remedies.

               Employee acknowledges and agrees that full compliance with his obligations under Sections 6 or are essential to the Companies, and in the event of any breach or threatened breach by Employee of Sections 5 or 6 Companies will sustain losses which are impossible to determine and not fully compensable by monetary damages. Therefore, Company and/or Unocal shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin any such breach or threatened breach and to enforce the specific performance of such provisions.

               (3) Employee's Equitable Remedies.

               Companies acknowledge and agree that full compliance with their obligations under this Agreement are essential to the Employee, and in the event of any breach or threatened breach by Companies of this Agreement, Employee will sustain losses which are impossible to determine and not fully compensable by monetary damages. Therefore, Employee shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin any such breach or threatened breach and to enforce the specific performance of such provisions.

               (4) Defense of Validity.

               The Companies  agree to defend the validity of this  Agreement in
               any   proceeding,   which   threatens  to  make  this   Agreement
               unenforceable in any material respect.

          9. Termination of Employee.

               Employee's employment with the Companies described in Section 2(a) shall terminate only as a result of one of the following conditions:

               (1) The termination of such employment effective March 31, 2001, pursuant to the first sentence of Section 2(a).

               (2) The Employee's material breach of Employee's obligations under Section 6 or 7 providing services to others contrary to the requirements of Section 2 (c).

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
          10. General Release by Employee.

               In consideration for this Agreement, Employee hereby releases and forever discharges Companies and their respective predecessors, successors, partners, assigns, employees, shareholders, owners, officers, directors, agents, attorneys, subsidiaries, divisions, and affiliates (jointly referred to as "Employee's Released Parties") from any and all claims, demands, causes of action, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever ("Claims"), whether or not now known, suspected or asserted, which Employee may have or claim to have against the Released Parties relating in any manner to Employee' employment with Companies and/or the termination of such employment, other than those claims arising by reason of Employee's rights under this Agreement and Benefit Plans of the Companies under this Agreement, and hereby covenants not to assert any such released Claims through a lawsuit, an administrative proceeding or otherwise. This General Release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination or claims arising out of any legal restrictions on Company's rights to terminate its employees, including without limitation the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991. Except as specifically provided herein, nothing in this Agreement shall affect in any way, apply to, increase, or diminish, any rights which Employee has with respect to benefits under Benefit Plans that have accrued and vested as of the Effective Date. Nothing in this Agreement shall affect in any way, apply to, increase or diminish, any rights which Employee ma have with respect to coverage by Companies' liability insurance policies, including directors and officers liability coverages, or Company's or Unocal's defense or indemnification of Employee during and after his employment with the Companies, or service as an officer or director thereof for acts or omissions occurring during the term of his employment with Company or the term of his service as an officer or director.

          11. General Release by Companies.

               In consideration for this Agreement, Companies hereby release and forever discharge Employee and his successors, heirs, spouse, executors, insurers, creditors, administrators, devisees, partners, assigns, employees, shareholders, owners, officers, directors, agents, financial consultants, attorneys and affiliates (jointly referred to as "Companies' Released Parties") from any and all claims, demands, causes of action, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever ("Company Claims"), whether or not now known, suspected or asserted, which Companies may have or claim to have against the Companies' Released Parties relating in any manner to Employee's employment with Companies and/or the termination of such employment (other than Company Claims arising under this Agreement), and hereby covenants not to assert any such released Company Claims through a lawsuit, an administrative proceeding or otherwise.

          12. Section 1542 Waiver.

               Companies and Employee waive all rights under Section 1542 of the Civil Code of California. That section reads as follows:

                           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

               Notwithstanding the provisions of Section 1542 or any similar law of any other state, and to provide a full and complete release of Employee's and Companies' Released Parties as provided in
               Sections 9 and 10 hereof, Companies and Employee expressly acknowledge that Sections 9 and 10 of this Agreement are intended to release, without limitation, Claims and Company Claims which Companies or Employee do not know or suspect to exist in their or his favor at the time of execution of this document, and that the settlement agreed upon completely extinguishes all such Claims and Company Claims.

          13. Arbitration.

               Except for claims for equitable or injunctive relief, the parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement (including exhibits) to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, and shall take place in Los Angeles County. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its Rules. The decision of the arbitrator shall be final and binding on all parties to this Agreement , and judgment thereon may be entered in any court having jurisdiction. All costs of the arbitration proceeding or litigation to enforce this Agreement, including reasonable attorneys' fees shall be paid to the prevailing party by the party against whom the arbitrator or court rules. The parties shall instruct the arbitrator to specify which party is the prevailing party. Except for claims for equitable or injunctive relief, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement or otherwise relating in any way to Employee's employment relationship with Companies.

          14. Entire Agreement. This Agreement is a full and complete expression of the intent of the parties with respect to the subject matter of this Agreement. No other agreement or representation, express or implied, has been made by either party with respect to the subject matter of this Agreement.

          15. Amendment. This Agreement may not be modified except by a written agreement signed by both Employee and by a Vice President of Unocal.

          16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without reference to the conflicts of law provisions thereof.

          17. Severability. In the event any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad, it shall be construed, by limiting and reducing it, so as to be enforceable to the full extent possible under applicable law.

          18. Assignment. Employee warrants and represents that he has not assigned or in any way transferred any right or claim related to the subject matter of this Agreement and that he will not allow or assist in such transfer or assignment in the future. Any purported assignment or transfer shall be deemed void ab initio.

          19. No Admission. This Agreement shall not constitute an admission by any Released Party of any wrongful action or inaction whatsoever.

          20. Voluntariness. Employee agrees that this Agreement is understood by Employee and is voluntarily entered into by the Employee.

          21. Beneficiary Designation. Employee may file a written beneficiary designation for any payments in the event of his death prior to receipt of the amounts due under this Agreement in the form of Exhibit A. The last such designation received by Company prior to his death shall control any such payments.

          22.  Employee's  Right to Review  Agreement.  Employee has  twenty-two
               (22) days from the date of Employee's receipt of this Agreement to consider whether or not to sign this Agreement.

          23.  Effective Date. This Agreement shall not be effective until eight
               (8) days from the date of execution of this Agreement by Employee (the "Effective Date"). During the seven days following his execution of this Agreement, Employee may notify Company in writing of his revocation of this Agreement.

          24. Employee's Right to Consult Counsel. Employee is advised to consult with Employee's attorney before deciding whether or not to sign this Agreement.

          25. Parties in Interest. Except as expressly provided to the contrary herein, this Agreement shall be binding upon each successor to, and assign of, the parties, and inure to the benefit of each permitted successor to, and assign of, the parties.

          26. Waiver. Employee shall not be entitled to any other separation benefits except as specifically provided in this Agreement.

          27. Definitions. Capitalized terms herein shall have the meanings set forth below.

               (a) "After Tax Equivalent" means, with respect to the value of a benefit under a Benefit Plan that is tax-free or tax deferred, the amount necessary to replace the value of such benefit after the tax effect on Employee, assuming a 50% effective tax rate. For example, if Employee were not able to receive a tax deferred allocation of $1,000 in a Benefit Plan that was a defined contribution plan, the After Tax Equivalent would be $2,000 payable in taxable form to Employee (on the assumption that at least $1,000 net of taxes would be generated which Employee could choose to deposit in a deferred annuity). Similarly, the After Tax Equivalent of a tax deferred defined benefit future accrual would be twice the lump sum present value of the accrual at the time the accrual would otherwise have occurred using plan actuarial assumptions.

               (b) "Applicable Withholding" means the sum of (i) required Federal, state and local payroll and income tax withholding and (ii) withholdings for employee-side contributions pursuant to the terms of Benefit Plans.

               (c) "Benefit Plan" means all of the Unocal employee benefit plans (as defined in Section 3(3) of ERISA), programs or fringe benefit arrangements or payroll practices in effect at the Companies on October 14, 1999, any amendment, modification, restatement or successor to same, and any other "employee benefit plans" as defined in Section 3(3) of ERISA or fringe benefit programs established by the Companies during the term of Employee's employment described in Section 2(a) in which the Chief Financial Officer of Unocal is eligible to participate.

               (d)  "Confidential  Information"  has  the  meaning  assigned  by
                    Section 5.

               (e) "Effective Date" has the meaning assigned by Section 23.

               (f) "LTIP" means the Long Term Incentive Compensation Plan forming a part of the Unocal Management Incentive Program of 1998.

               (g) "Non-Qualified Retirement Plans" means the Unocal Retirement Supplementary Compensation Plan and the Unocal Supplemental Retirement Plan for Key Management Personnel.

               (h) "RICP" means the Revised Incentive Compensation Plan forming a part of the Unocal Corporation Management Incentive Program.

               IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals.


                  UNION OIL COMPANY OF                    EMPLOYEE
                  CALIFORNIA

                  By:  Dennis Codon           ss          By:  J. F. Imle     ss
                       ----------------------
                       V.P.& Chief Legal Officer

                  Dennis Codon                            J. F. Imle
                  ------------------                       ----------------
                  Print Name                              Print Name

                  9/3/99                                  9/3/99
                  -----------------                       ----------------
                  Date                                    Date
                  September 3, 1999

                  UNOCAL CORPORATION



                  By:      Dennis Codon                ss
                           --------------------------
                           V.P. & Chief Legal Officer


                  Dennis Codon
                  ------------------
                  Print Name

                  9/3/99
                  ------------------
                  Date

                                   APPENDIX A

A. Employee's benefits under Section 4 of the Agreement shall be a lump sum equal to the sum of the following:

     (1)  $1,575,000  (One  Million  Five  Hundred  and  Seventy-Five   Thousand
          Dollars), plus

     (2)  $75,000 (Seventy-Five Thousand Dollars), plus

     (3) The sum of Employee's Revised Incentive Plan Awards for calendar years 1998 and 1999 multiplied by 1.5 (one and one-half).plus

     (4)  An amount equal to $94,500

B. The above payment shall be considered full satisfaction of all rights, benefits and payments under Employee's Unocal Employment Agreement dated July 28, 1998.

C. Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any provisions of this Agreement.

D.   Certain Additional Payments by the Company may be due as follows:

     (1) In the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Agreement), (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Paragraph D(1), if it shall be determined that Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to Employee such that the receipt of payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     (2)  Subject  to the  provisions  of  Paragraph  D(3),  all  determinations required to the made under this Paragraph D, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst and Young or such other certified public accounting firm as may be designated by Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph D, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts itsremedies pursuant to Paragraph D(3) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

     (3) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claims is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

          (i) give the Company any information reasonably requested by the Company relating t such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii)cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representations and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph D(3), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the such advance or with respect to any imputed income with respect to taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (4) If, after the receipt by Employee of an amount advanced by the Company pursuant to Paragraph D(3), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's employing with the requirements of Paragraph D) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                       14